Exhibit 10.19

Form of contract

No.:	Date:
	At:	Jiashan, Zhejiang, China

The Buyers:	The Sellers:
Zhejiang Yuhui Solar Energy Source Co., Ltd	MEYER BURGER AG
Address: No. 8 Baoqun Road, Yaozhuang, Jiashan,	Address: Alte Bernstrasse 146,
314117 Zhejiang, P.R. China,	3613 Steffisburg, Switzerland
TEL: 0086-573-4773059	TEL: 0041-33-4390505
FAX: 0086-573-4773383	FAX: 0041-33-4390510

This Contract is made by and between the Buyers and the Sellers, whereby the Buyers agree to buy and the Sellers agree to sell the under-mentioned commodity according to the terms and conditions stipulated below:

1.

No.	Commodity, Specifications	Quantity	Unit Price	Total Amount (USD)

1
(details as per attachment)
TOTAL CIF SHANGHAI SEAPORT, SAY US DOLLARS

2.	Country of Origin and Manufacturers: Switzerland, Meyer Burger AG

3.	Packing:	To be packed in strong wooden cases(s), or in carton(s) suitable for long distance ocean transportation and to change of climate, well protected against moisture, shocks and rust. The Seller shall be liable for any damage of the commodity and expenses incurred on account of improper packing and for any rust attributable to inadequate or improper protective measures taken by the Sellers in regard to the packing. One full set of service and operation instructions concerned shall be enclosed in the case(s).

4.	Shipping Mark:	The Sellers shall mark on each package with fadeless paint the package number, gross weight, net weight, measurement and the wordings: “KEEP AWAY FROM MOISTURE”, “HANDLE WITH CARE”, “THIS SIDE UP”, etc., and the shipping mark:

5.	Time of shipment:

(Shipping out from Port of shipment)

6.	Port of Shipment:	Main European Seaport

7.	Port of Destination:	Shanghai Seaport

8.	Insurance:	To be covered by the Seller.

9.	Payment:	1) Down Payment: 30% of the total contact value will be paid by the buyer to the seller via T/T before Dec. 30, 2006.

2) 65% of the price of each shipped goods shall be paid via T/T by the Buyer 30 days before shipment.

3) 5% of the price of each shipped goods shall be paid via T/T be the Buyer within one week after acceptance certificate issued by the buyer. The acceptance certificate must be issued by the buyer immediately after acceptance test.

10.	Documents:

(1)	Full set of on board ocean bills of lading marked “Freight Prepaid” made out to order blank endorsed notifying the Buyer.

(2)	Commercial invoice in 5 copies indicating contract number, made out in details as per relative contract

(3)	Insurance Policy/Certificate in one original and two copies for 110% of the invoice value showing claims payable in China in currency of the draft, blank endorsed, covering All Risks.

(4)	Packing list in 5 copies issued by the Manufacturers.

(5)	Certificate of Quality in 5 copies issued by the Manufacturers.

(6)	Copy of fax to the Buyers advising particulars of shipment immediately after shipment is made.

(7)	Certificate of Origin issued by the manufacturer.

(8)	Fumigation Certificate or certificate of Plant Quarantine issued by relative competent authority or Non-wooden packing declaration.

11.	Shipment:

The Sellers shall ship the goods within the shipment time from factory to destination port. Partial shipment is allowed. Transshipment is allowed.

12.	Guarantee of Quality:

The Sellers guarantee that the commodity hereof is made of the best materials with first class workmanship, brand new and unused, and complies in all respects with the quality and specification stipulated in this Contract. The guarantee period shall be 12 months counting from the date on which the acceptance certificate is issued or 15 months after the date of shipment, whichever comes first.

13.	Force Majeure:

The Sellers shall not be held responsible for the delay in shipment or non-delivery of the goods due to Force Majeure, which might occur during the process of manufacturing or the course of loading or transit. The Sellers shall advise Buyers immediately of the occurrence mentioned above and within fourteen days thereafter, the Sellers shall send by air mail to the Buyers for their acceptance a certificate of the accident issued by the Competent Government Authorities where the accident occurs as evidence thereof. Seller’s inability in obtaining export license shall not be considered as Force Majeure.

Under such circumstances, the Sellers, however, are still under the obligation to take all necessary measures to hasten the delivery of the goods. In case the accident lasts for more than 10 weeks, the Buyers shall have right to cancel the Contract. The Sellers shall refund the value paid by the Buyers for undelivered goods.

14.	LATE DELIVERY AND PENALTY:

Should the Sellers fail to make delivery on time as stipulated in the Contract, with exception of Force Majeure causes specified in Clause 13 of this Contract, the Buyers have the right to penalize the Sellers. Only in case the delay shipment is more than 1 week. The penalty, however, shall not exceed 5% of the goods involved in the late delivery. The rate of penalty is charged at 0.5% for every seven days starting counting from 8th day of the delay, odd days less than seven days should be counted as seven days.

15.	Arbitration:

All disputes arising from the contract or the execution of the contract shall be settled first between the buyer and seller in a friendly way. If the agreement can not be reached after friendly discussion, the disputes will be submitted to the China International Economics and Trade Arbitration Commission in Shanghai for arbitration. The arbitration will be carried out in accordance with the Commission’s arbitration rules in effect at the time of arbitration. The arbitral award is final and binding upon both parties. The arbitration fees shall be borne by the losing party unless otherwise awarded by the Commission.

16.	This contract is made in Chinese/English, and has the same validity. Two original ones of this contract will be held by the Buyer and the Seller respectively.

Special Provision:

1.	In case the buyer cancels the contract after signature of contract due to the buyer’s reason, the buyer is liable for compensation to the Seller at the rate of 10% of the contract value. The payment will be made by the buyer within 15 days after cancellation of contract. Vice versa, in case the seller cancels the contract due to seller’s reason, the seller will bear the compensation as stated above rate of 10% of the contract value.

The Buyers:	The Sellers:
/s/	/s/

Contract No.	Date	Quantity	Price		Shipment mark	Time of shipment
MB-SHA2006060	September 27, 2006	12 sets	Unit Price [****]*	Total Price [****]*	MB-SHA2006060 Shanghai China

1st machine before February 28, 2007
2 nd, 3rd machine before March 25, 2007
4th, 5th, 6th machine before April 25, 2007
7th, 8th, 9th, 10th machine before May 25, 2007

11th, 12th machine before June 25, 2007

MB-SHA2007016	April 20, 2007	32 sets	Unit Price [****]*	Total Price [****]*	MB-SHA2007016 Shanghai China

1st -4th machine before February 28, 2008
5th -8th machine before March 30, 2008
9th -12th machine before April 30, 2008
13th -17th machine before May 30, 2008

5th -8th machine before March 30, 2008
18th -22th machine before June 30, 2008
23th -27th machine before July 30, 2008

28th -32th machine before August 30, 2008

MB-SHA2006080	December 11, 2006	8 sets	Unit Price [****]*	Total Price [****]*	MB-SHA2006080 Shanghai China	1st -2nd machine before August 28, 2007 3rd -4th machine before September 15, 2007 5th -6th machine before September 30, 2007 7th -8th machine before Oct. 15, 2007

MB-SHA2007007	March 27, 2007	8 sets	Unit Price [****]*	Total Price [****]*	MB-SHA2007007 Shanghai China	1st -4th machine before December 31, 2007 5th - 8th machine before January 31, 2008

*	This portion of the Sales Contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

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